Exhibit 99.1

Atara Biotherapeutics Announces First Quarter 2020 Financial Results and Operational Progress

– Company to host conference call today at 4:30 p.m. EST –

SOUTH SAN FRANCISCO, Calif., May 6, 2020 – Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a pioneer in T-cell immunotherapy, leveraging its novel allogeneic EBV T-cell platform to develop transformative therapies for patients with severe diseases including solid tumors, hematologic cancers and autoimmune disease, today reported financial results for the first quarter ended March 31, 2020 and recent business highlights.

“It is with tremendous pride that I acknowledge the commitment and resiliency of our entire Atara team. We have remained focused on our mission to serve patients and implemented industry-leading practices to ensure safety while mitigating the impact of COVID-19 on our business,” said Pascal Touchon, President and Chief Executive Officer of Atara. “We have made great progress in Q1 toward accomplishing our key objectives and are well-poised to achieve significant milestones throughout the year as we expect to initiate the tab-cel® biologics license application (BLA) submission in the second half of 2020 and are eager to present further results from the ATA188 Phase 1a study in progressive multiple sclerosis in Q2. Such momentum in developing innovative off-the-shelf allogeneic T-cell immunotherapies has also supported our ability to attract top talent including a non-executive board chair and general counsel.”

Recent Highlights and Anticipated Upcoming Milestones

Operational

COVID-19 Response and Actions

•	Atara continues to deliver product to patients from our inventory of off-the-shelf, allogeneic tab-cel and ATA188.

•

Prior to the COVID-19 outbreak, as part of our routine supply planning and operational risk management strategies, the Company had already manufactured significant inventories of tab-cel® and process intermediates and procured the required starting materials needed to maintain long-term product supply across tab-cel®, ATA188 and other programs.

•

The Atara clinical study and operational teams have been working closely with sites to ensure the safety of site staff and patients as well as preserve data integrity and access to treatment as appropriate. Where needed, they have established remote study visits, leveraged tele-medicine, home health care, and other methods to ensure continuity of care for patients while preserving key endpoint data.

•

Atara is closely monitoring the evolving COVID-19 pandemic and continues to assess potential impact on the business and operations, including the timing and execution of clinical and preclinical studies.

Board and Executive Appointments

•	Atara recently announced the appointment of a Chair of the Board and executive with extensive leadership and management experience in the life sciences industry:

o

Atara appointed Ron Renaud as Chairman of the Board of Directors. Mr. Renaud has served as Translate Bio’s chief executive officer since 2014 and brings deep and broad experience in strategic and corporate development, partnering, financing, and industry and Wall Street relationships. He has significant prior board experience having served on the boards of both public and private companies.

o

K. Amar Murugan was named Senior Vice President, General Counsel. Mr. Murugan brings significant expertise in M&A, corporate finance, securities, life science transactions and corporate governance. Mr. Murugan was most recently Senior Vice President and General Counsel of Assertio Therapeutics.

Tab-cel® (tabelecleucel)

•	Atara continues to progress tab-cel® Phase 3 development for patients with EBV-associated post-transplant lymphoproliferative disease (EBV+ PTLD).

o	Atara remains on track to initiate a tab-cel® BLA submission for patients with EBV+ PTLD in the second half of 2020.

o	Atara plans to discuss the totality of tab-cel® data with the U.S. Food and Drug Administration (FDA) in a pre-BLA meeting prior to initiating the BLA submission.

o	In the U.S. and Australia, most of the current 40 clinical study sites are available for enrollment and the Company is preparing to open additional sites in the U.S., Canada and Europe.

o

The Company’s clinical trial applications (CTAs) in the United Kingdom, Spain, France, and Austria were recently approved, the first European clinical site has opened for enrollment, and we expect to open additional European Phase 3 clinical sites in 2020.

•	Atara has submitted a Pediatric Investigation Plan (PIP) to the European Medicines Agency (EMA).

o	Following EMA approval of the PIP, Atara plans to submit a tab-cel® EU marketing authorization application (MAA) for patients with EBV+ PTLD in 2021.

•

Atara continues to see strong tab-cel® investigator, physician and patient interest and, for cases in which the Company is not able to enroll patients in its EBV+ PTLD Phase 3 clinical study, Atara is providing tab-cel® to patients in need under its expanded access protocol (EAP) and single patient use (SPU) programs.

•	Studies supporting potential additional tab-cel® indications are also advancing.

o

Based on clinical data from treating a variety of ultra-rare EBV+ diseases, Atara expects to initiate enrollment in the second half of 2020 in a tab-cel® Phase 2 multi-cohort study including up to six additional ultra-rare EBV+ patient populations.

ATA188 for Progressive Multiple Sclerosis (MS)

•	A Phase 1a clinical study of off-the-shelf, allogeneic ATA188 in patients with progressive MS is ongoing across clinical sites in the U.S. and Australia.

o

Atara expects to present ATA188 Phase 1a six-month clinical results for the dose-escalating cohorts 1-4 and 12-month results for cohorts 1-3 in an appropriate forum in the second quarter of 2020 and expects to present 12-month cohort 4 data in the second half of 2020.

o	Atara is re-treating patients in the open-label extension (OLE) of the Phase 1a study in an appropriate setting and as determined by the treating physician and patient.

•

Atara has temporarily paused the screening and enrollment of patients in the Phase 1b randomized placebo-controlled study to ensure sites can focus on meeting the needs of patients with COVID-19 and to protect the safety of study participants, investigators and staff.

o	This action will help to preserve study and data integrity as there are numerous assessments that require a specific clinical setting.

o	Atara expects this pause to be limited and plans to initiate enrollment in this study in the second or third quarter of 2020.

ATA2271/ATA3271 and ATA3219 CAR T Programs

•

Atara is developing a next generation mesothelin-targeted autologous CAR T immunotherapy (ATA2271) and expects collaborators at Memorial Sloan Kettering Cancer Center (MSK) to submit an Investigational New Drug (IND) application to the FDA for patients with advanced mesothelioma in the second or third quarter of 2020.

o

ATA2271 is designed to improve efficacy, persistence, and durability of response using a novel 1XX CAR co-stimulatory domain and cell intrinsic checkpoint inhibition technology with a PD-1 dominant negative receptor (DNR).

o

Data from IND-enabling studies for ATA2271 have been accepted as a late-breaking e-poster at the American Association for Cancer Research (AACR) Virtual Annual Meeting II in June, and the abstract will be released on May 15.

o	Additional clinical data for the first-generation academic program from MSK are expected to be presented in an upcoming forum in the second half of this year.

•	Atara is also developing off-the-shelf, allogeneic CAR T immunotherapies targeting mesothelin (ATA3271) and CD19 (ATA3219) using its next-generation technologies and EBV T-cell platform.

•	The Company has initiated preclinical IND-enabling studies for ATA3271 and ATA3219.

First Quarter 2020 Financial Results

•	Atara believes that its cash, cash equivalents and short-term investments as of March 31, 2020, are sufficient to fund planned operations into the second quarter of 2021.

o	Cash, cash equivalents and short-term investments as of March 31, 2020 totaled $214.6 million, as compared to $259.1 million as of December 31, 2019.

o

The decrease of $44.5 million includes the benefit of the sale of 1,528,216 shares of common stock pursuant to the Company’s at-the-market (ATM) facility in the first quarter of 2020 for net proceeds of $23.1 million.

o	Net cash used in operating activities was $67.0 million for the first quarter of 2020, as compared to $70.2 million for the same period in 2019.

o	The number of outstanding shares of common stock and pre-funded common stock warrants as of April 30, 2020 was 58,952,045 shares and 2,888,526 warrants, respectively.

•	Atara reported net losses of $73.5 million, or $1.20 per share, for the first quarter of 2020 as compared to $66.3 million, or $1.44 per share, for the same period in 2019.

•	Total operating expenses include non-cash expenses of $14.5 million for the first quarter 2020, as compared to $13.9 million for the same period in 2019.

•

Research and development expenses were $57.7 million for the first quarter of 2020, as compared to $48.7 million for the same period in 2019. The increase in the first quarter of 2020 was due to costs associated with the Company’s continuing expansion of research and development activities, including:

o	Clinical study, manufacturing and process performance qualification activities related to tab-cel®.

o	Higher employee-related costs from increased headcount.

o	Increased facilities and information technology expenses allocated to our research and development function.

•	Research and development expenses include $7.7 million of non-cash stock-based compensation expenses for the first quarter of 2020, as compared to $6.1 million for the same period in 2019.

•

General and administrative expenses were $17.0 million for the first quarter of 2020, as compared to $19.2 million for the same period in 2019. The decrease in the first quarter 2020 was primarily due to a decrease in outside services costs and non-cash stock-based compensation expenses, partially offset by an increase in payroll-related costs driven by increased headcount.

•	General and administrative expenses include $5.0 million of non-cash stock-based compensation expenses for the first quarter of 2020, as compared to $6.2 million for the same period in 2019.

About Atara Biotherapeutics

Atara Biotherapeutics, Inc. (@Atarabio) is a pioneer in T-cell immunotherapy leveraging its novel allogeneic EBV T-cell platform to develop transformative therapies for patients with severe diseases including solid tumors, hematologic cancers and autoimmune disease. With our lead program in Phase 3 clinical development, Atara is the most advanced allogeneic T-cell immunotherapy company and intends to rapidly deliver off-the-shelf treatments to patients with high unmet medical need. Our platform leverages the unique biology of EBV T cells and has the capability to treat a wide range of EBV-associated diseases, or other severe diseases through incorporation of engineered CARs (chimeric antigen receptors) or TCRs (T-cell receptors). Atara is applying this one platform to create a robust pipeline including: tab-cel® (tabelecleucel) in Phase 3 development for Epstein-Barr virus-driven post-transplant lymphoproliferative disease (EBV+ PTLD); ATA188, a T-cell immunotherapy targeting EBV antigens as a potential treatment for multiple sclerosis; and multiple next-generation chimeric antigen receptor T-cell (CAR T) immunotherapies for both solid tumors and hematologic malignancies. Improving patients’ lives is our mission and we will never stop working to bring transformative therapies to those in need. Atara is headquartered in South San Francisco and our leading-edge research, development and manufacturing facility is based in Thousand Oaks, California. For additional information about the company, please visit atarabio.com and follow us on Twitter and LinkedIn.

Conference Call and Webcast Information

Atara will host a live conference call and webcast today at 4:30 p.m. EDT to discuss the Company’s financial results and recent operational highlights. Analysts and investors can participate in the conference call by dialing (888) 540-6216 for domestic callers and (734) 385-2715 for international callers, using the conference ID 5488522. A live audio webcast can be accessed by visiting the Investors & Media – News & Events section of atarabio.com. An archived replay will be available on the Company's website for 14 days following the live webcast.

Forward-Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, forward-looking statements include statements regarding: the anticipated impact of the COVID-19 pandemic on our business, operations, results, research and clinical development plans and timelines; Atara’s ability to deliver on key milestones relating to tab-cel®, including (i) discussing the BLA submission with the FDA prior to the BLA submission, (ii) the timing and plan of opening new clinical sites for enrollment in the US, Canada and Europe, (iii) the timing and plan of submitting an EU MAA, (iv) initiating enrollment in a Phase 2 multi-cohort study, (v) the timing and results of additional clinical data, and (vi) the timing of BLA submissions for tab-cel® for patients with EBV+ PTLD; the potential benefits and efficacy of Atara’s drug candidates; and the timing, enrollment and results of additional data from Atara’s clinical trials, including the timing of MSK’s submission of an IND to the FDA; and the sufficiency of our cash, cash equivalents and short-term investments for our operations into the second quarter of 2021. These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks and uncertainties associated with the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success; the COVID-19 pandemic, which may significantly impact (i) our business, research, clinical development plans and operations, including our operations in South San Francisco and Southern California and at our clinical trial sites, as well as the business or operations of our third-party manufacturer, contract research organizations or other third parties with whom we conduct business, (ii) our ability to access capital, and (iii) the value of our common stock; the sufficiency of Atara’s cash resources and need for additional capital; and other risks and uncertainties affecting Atara’s and its development programs, including those discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings and in the documents incorporated by reference therein. Except as otherwise required by law, Atara disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Atara Biotherapeutics, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$70,203	$74,317
Short-term investments	144,428	184,792
Restricted cash - short-term	194	194
Prepaid expenses and other current assets	14,392	13,689
Total current assets	229,217	272,992
Property and equipment, net	54,442	54,176
Operating lease assets	13,691	14,007
Restricted cash - long-term	1,200	1,200
Other assets	997	567
Total assets	$299,547	$342,942

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,079	$7,963
Accrued compensation	9,676	14,706
Accrued research and development expenses	7,827	8,341
Other current liabilities	5,938	5,733
Total current liabilities	31,520	36,743
Operating lease liabilities - long-term	13,809	14,136
Other long-term liabilities	1,396	1,282
Total liabilities	46,725	52,161

Commitments and contingencies

Stockholders’ equity:
Common stock	6	6
Additional paid-in capital	1,144,082	1,108,516
Accumulated other comprehensive income	204	220
Accumulated deficit	(891,470)	(817,961)
Total stockholders’ equity	252,822	290,781
Total liabilities and stockholders’ equity	$299,547	$342,942

Atara Biotherapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Operating expenses:
Research and development	$ 57,659	$ 48,668
General and administrative	17,038	19,223
Total operating expenses	74,697	67,891
Loss from operations	(74,697)	(67,891)
Interest and other income, net	1,188	1,634
Net loss	(73,509)	(66,257)
Unrealized (loss) gain on available-for-sale securities	(16)	378
Comprehensive loss	$ (73,525)	$ (65,879)
Net loss per common share:
Basic and diluted net loss per common share	$ (1.20)	$ (1.44)

Weighted-average shares outstanding used to calculate basic and diluted net loss per common share	61,208	46,124

INVESTOR & MEDIA CONTACTS:

Media

Kerry Beth Daly

Head, Corporate Communications

Atara Biotherapeutics

516-982-9328

kdaly@atarabio.com

Investors

Eric Hyllengren

Vice President, Investor Relations and Finance

Atara Biotherapeutics

805-395-9669

ehyllengren@atarabio.com

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